 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) Of The Securities Exchange Act Of 1934

Date of Report (Date of Earliest Event Reported):  April 19, 2016

 LEO MOTORS, INC.
 (Exact name of registrant as specified in its charter)

Nevada	000-53525	95-3909667
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

3F, Seowunro Gil 14, Seocho-Gu, Seoul	137-863
Republic of Korea
(Address of Principal Executive Offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entries Into a Material Definitive Agreement
Item 8.01  Other Events

On April 19, 2016, Leo Motors Korea, Inc. ("Leo Korea"), a subsidiary of Leo Motors, Inc. (the "Company"), entered into two cash investment agreements (each an "Investment Agreement" and collectively, the "Investment Agreements") with two accredited investors (each an "Investor" and collectively, the "Investors").  Pursuant to the Investment Agreements, the Investors supplied an aggregate of One Hundred Ten Million (110,000,000 KRW) South Korean Won (approximately $95,765 U.S. Dollars) to Leo Korea in consideration for the issuance of Five Hundred Fifty Thousand (550,000) shares of Leo Korea's common stock. As a result of the Investment Agreements, the Company's equity ownership percentage in Leo Korea decreased from 51.37% to 49.90%.

On April 25, 2016 the Company entered into a Management and Voting Rights Agreement with Leo Korea (the "Management Agreement"). Under the terms of the Management Agreement, Leo Korea will agree to operate at the direction of the Company. In addition, the Board of Directors of Leo Korea shall also vote as the Company directs in all voting matters.

The foregoing description of the Investment Agreements is not complete and is qualified in its entirety by reference to the full text of Exhibits 10.1, 10.2, and 10.3, which are attached as exhibits to this Current Report on Form 8-K and are incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Cash Investment Agreement, dated April 19, 2016, by and between the Company and Sang Hyun Shim.
10.2 10.3
Cash Investment Agreement, dated April 19, 2016, by and between the Company and Moon Su Goh.

Management and Voting Rights Agreement, dated April 25, 2016, by and between the Company and Leo Motors Korea, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEO MOTORS, INC.

Dated: April 29, 2016	By: /s/Shi Chul Kang
Shi Chul Kang
Co-Chief Executive Officer By: /s/ Jun Heng Park Jun Heng Park Co-Chief Executive Officer